EXHIBIT A

           Funds of First Trust Exchange-Traded Fund II




   First Trust Dow Jones STOXX(R) European Select Dividend Index Fund

   First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund

   First Trust Dow Jones Global Select Dividend Index Fund

   First Trust Europe Select AlphaDEX(TM) Fund

   First Trust Japan Select AlphaDEX(TM) Fund

   First Trust Global IPO Index Fund

   First Trust ISE Global Wind Energy Index Fund

   First Trust ISE Global Engineering and Construction Index Fund

   First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure Index Fund